Exhibit 99.1

CONTACT:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

WEBSITE:	www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Executes Agreement

To Convert Debt Into Equity And Working Capital In Colorado Cannabis Dispensary

RENO, Nev. (Sept. 16, 2020) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), a premium marijuana brand and retail development company, today announced that it has executed an agreement to convert debt owed to DPWW from its Colorado licensee’s Broadway dispensary into $300,000 cash and 15.13 percent equity in the newly remodeled dispensary. As equity owners, DPWW joins an investment group that includes Cookies, a California-based cannabis and lifestyle brand. This latest move delivers on DPWW’s evolved business model including direct ownership in cannabis operations.

“This transaction advances Diego Pellicer Worldwide’s long-term corporate strategy,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc. “By structuring a deal that returns our invested capital and participates in ownership of the Broadway dispensary, we are furthering the company’s objective to not only invest in the cannabis industry, but to be efficient with our capital. Plus, it’s great to be equity partners with Cookies, such a well-respected cannabis brand.”

Also as part of the agreement, DPWW received an additional cash payment in excess of $50,000 as payment in full of a $50,000 promissory note, plus interest due the company. Furthermore, DPWW will be repaid an additional $400,000 of its initial investment in the dispensary at 12 percent interest by August 2022. Cookies has also agreed to extend up to $600,000 as a line of credit to the dispensary. DPWW’s direct ownership in the Broadway dispensary located at 2057 S. Broadway in Denver is subject to approval by the State of Colorado. To view the 8-K and details, visit www.sec.gov.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is a premium marijuana brand, retail and management company. In addition to its branded locations in Colorado, the company actively seeks to acquire and manage high-end, turnkey cannabis retail stores, cultivation and manufacturing facilities. DPWW is executing on its long-term vision to become a national, vertically integrated cannabis company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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